CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated January 23, 2002, with respect to the consolidated financial statements of Aid Association for Lutherans, to the use of our report dated January 23, 2002, with respect to the financial statements of AAL Variable Annuity Account II, and our report dated March 1, 2002, with respect to the supplemental consolidated financial statements of Aid Association for Lutherans / Lutheran Brotherhood in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 under the Securities Act of 1933 and Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-09225) and related prospectus and statement of additional information of AAL Variable Annuity Account II.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
April 26, 2002